Exhibit 10.1

CURIS, INC.
4 Maguire Road
Lexington, MA 02421

Daniel R. Passeri
c/o Curis, Inc.
4 Maguire Road
Lexington, MA 02421

Dear Dan:
Curis, Inc. (the “Company”) appreciates your many years of service in varying roles including as Chief Executive Officer, President, Vice-Chairman of the Board of Directors (the “Board”) and as a consultant. In recognition of such service, this letter agreement will memorialize certain arrangements between the Company and you, as well as resolve any outstanding issues there may be. This Agreement may be accepted by you by providing an executed agreement which is received by the Company by no later than August 31, 2016, after which time the Agreement and the offer embodied within it, shall be effectively withdrawn.
Recognition Bonus – In recognition of your service, the Board has authorized a $250,000 recognition bonus (the “Recognition Bonus”). This bonus will be paid in a lump sum on the tenth (10th) day after your execution of this Agreement (the “Execution Date”) provided you have met your obligations under this Agreement. The Company will issue federal tax form 1099 – MISC to you with respect to the Recognition Bonus.
Extension of Options’ Exercise Period – All outstanding options to purchase shares of the Company’s common stock in which you have vested as of the Execution Date (as set forth on Exhibit A) shall be amended to extend the exercise period until such date that is twenty-four (24) months following the Execution Date (but in no event shall such exercise period be extended later than the Final Exercise Date (as defined in the applicable option agreement)). You understand that any option that is so amended to extend the exercise period shall cease to be treated for tax purposes as an incentive stock option. You also understand that the aforementioned extension of option exercise period is contingent on your having met your obligations under this Agreement.
Resignation as a Director and All Other Offices and Capacities – Effective as of September 14, 2016, and without the need for any further action on the part of you or the Company, you have voluntarily resigned as a member of the Board of Directors and any other offices and any other capacities with the Company.
Continued Assistance – You agree that for two (2) years after the Execution Date, if requested by the Board or the Chief Executive Officer, you will provide reasonable assistance at mutually agreeable times to the Company in connection with business matters and perform any other tasks as reasonably requested by the Company (“Assistance”) and cooperate in assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and, in each case without further remuneration by the Company. The Company agrees to indemnify you and hold you harmless against any and all losses, claims, damages or liabilities to which you become subject in connection with your performance of Assistance pursuant to this Section 4, except to the extent that any loss, claim, damage or liability results from your gross negligence, willful misconduct or bad faith. If any action, suit, or proceeding (each an “Action”) is brought against you pursuant to which indemnification may be sought pursuant to this Section 4, you will promptly notify the Company in writing of the institution of such Action. The Company will be entitled to assume the defense of such Action, including the employment of counsel and the payment of expenses in connection with such Action. You will have the right to employ your own counsel at your own expense if (a) the Company authorizes the employment of such counsel, (b) the Company has failed in its obligation to employ counsel to take charge of such defense, or (c) in the reasonable opinion of the Company’s counsel, the use of joint counsel presents an unavoidable conflict of interest. You agree not to settle any Action without the written consent of the Company.

Option Repayment –On December 18, 2015 you exercised an option purportedly pursuant to your 2000 Incentive Stock Option Agreement, to purchase 45,742 shares at a strike price of $1.57 a share, with a $2.99 value per share, yielding a $64,954 gain on that exercise. The exercise was more than 90 days after your separation from employment and should not have been processed. Accordingly, you agree that upon the Execution Date you shall remit a check to the Company for the aforementioned $64,954.
Release – In consideration of the Recognition Bonus and the extended exercise period of your options, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your engagement as a consultant, your service as a Board member and your past employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, and the Cambridge Human Rights Ordinance, Municipal Code Ch. 2.76.010 et seq. (City of Cambridge anti-discrimination law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including but not limited to, any claim concerning your right to exercise stock options; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).
Continuing Obligations – You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your engagement as a consultant or service as a board member or past employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.
Non-Disparagement – You understand and agree that you will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition; provided that the foregoing shall not apply to any statements made by you at a meeting of the Board while you remain a member thereof.
Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, tablets, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your consulting, past employment and service on the Board. You further confirm that you have cancelled (or will cancel by the Effective Date) all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts, and computer accounts.
Business Expenses and Other Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your consulting, service on the Board and past employment and that no other reimbursements or other compensation is owed to you except as provided herein.
Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
Confidentiality – To the extent permitted by law, and except as required by disclosure requirements under applicable securities laws, you understand and agree that as a condition for payment to you of the consideration herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.
Nature of Agreement – You and the Company understand and agree that this letter agreement does not constitute an admission of liability or wrongdoing on the part of either you or the Company.
Acknowledgments and Voluntary Assent – You acknowledge that you have been given twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You agree that changes to this Agreement, whether material or immaterial, do not restart the 21 day consideration period. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to benefits provided to you, your repayment obligation and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above.
Tax Acknowledgement – In connection with the benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the consideration set forth in paragraphs 1 and 2 of this letter agreement.

If you have any questions about the matters covered in this letter agreement, please contact me.
Very truly yours,
By:     /s/ Marc Rubin
Marc Rubin, M.D.
Chair, Compensation Committee
Date: September 2, 2016
I hereby agree to the terms and conditions set forth above. I intend that this letter agreement become a binding agreement between me and the Company.

/s/ Daniel R. Passeri Daniel R. Passeri	August 30, 2016 Date
To be signed in a timely manner as set forth in paragraph 15 of this letter agreement.